As filed with the Securities and Exchange Commission on June 23, 2008

Registration No. 333

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TORREYPINES THERAPEUTICS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	86-0883978
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road La Jolla, California	92037
(Address Of Principal Executive Offices)	(Zip Code)

TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan

2008 Employee Stock Purchase Plan

(Full Title Of The Plan)

Dr. Neil M. Kurtz

President and Chief Executive Officer

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road

La Jolla, California 92037

(858) 623-5665

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent For Service)

Copies to:

Paul Schneider Vice President and General Counsel TorreyPines Therapeutics, Inc. 11085 North Torrey Pines Road La Jolla, California 92037 Telephone: (858) 623-5665	L. Kay Chandler, Esq. Cooley Godward Kronish LLP 4401 Eastgate Mall San Diego, California 92121-9109 Telephone: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share, issuable under 2006 Equity Incentive Plan	314,769 shares (3)	$1.40	$440,677	$17.32
Common Stock, par value $0.001 per share, issuable under 2008 Employee Stock Purchase Plan	1,000,000 shares (4)	$1.40	$1,400,000	$55.02
Total	1,314,769		$1,840,677	$72.34

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Registrant’s shares of outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on June 19, 2008, as reported on the Nasdaq Global Market, which was $1.40 per share.

(3)	Represents 314,769 shares of common stock that were automatically added to the shares authorized for issuance under the TorreyPines Therapeutics, Inc. 2006 Equity Incentive Plan (the “2006 Plan”) on January 1, 2008, pursuant to an “evergreen” provision contained in the 2006 Plan. Pursuant to the 2006 Plan, on the first day of the Registrant’s fiscal year the number of shares authorized for issuance under the 2006 Plan is automatically increase by a number equal to the lesser of: (i) two percent (2%) of the shares of Common Stock outstanding on such date, (ii) six hundred twenty-five thousand (625,000) shares, or (iii) a lesser number of shares of Common Stock that may be determined by the Board of Directors prior to the first day of any fiscal year.

(4)	Represents 1,000,000 shares of common stock authorized to be issued under the 2008 Employee Stock Purchase Plan (the “2008 ESPP”).

INCORPORATION BY REFERENCE OF CONTENTS OF

REGISTRATION STATEMENT ON FORM S-8 NO. 333-138368 AND NO. 333-141738

TorreyPines Therapeutics, Inc. (“TorreyPines” or the “Registrant”) is hereby registering (i) 1,000,000 shares of its Common Stock, $0.001 par value (“Common Stock”), for issuance under the Registrant’s 2008 ESPP, and (ii) 314,769 additional shares of its Common Stock for issuance under the 2006 Plan. The contents of the Registration Statements on Form S-8 No. 333-138368 and No. 333-141738 registering shares of Common Stock for issuance under the 2006 Plan, filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2006 and April 2, 2007, respectively, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement on Form S-8 (the “Registration Statement”).

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this Registration Statement, the following documents previously filed by TorreyPines with the Commission:

(a) Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed on March 31, 2008, including information incorporated by reference therein from our definitive proxy statement on Schedule 14A filed on April 24, 2008;

(b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, which was filed on May 13, 2008;

(c) Current Reports on Form 8-K filed on February 14, 2008, March 25, 2008 and June 17, 2008; and

(d) The description of the Registrant’s Common Stock set forth in the Amendment No. 1, Registration Statement on Form 10-SB, filed with the Commission on August 10, 1999.

All documents, reports and definitive proxy or information statements that the Registrant files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning the Registrant at:

TorreyPines Therapeutics, Inc.

11085 North Torrey Pines Road, Suite 300

La Jolla, California 92037

(858) 623-5665

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the common stock being offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward Kronish LLP, San Diego, California. A partnership in which interests are owned directly and/or beneficially by Cooley Godward Kronish LLP and by partners and employees of Cooley Godward Kronish LLP owns 40,171 shares of our common stock and holds warrants exercisable for 2,369 shares of our common stock.

Item. 6. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for acts related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation and bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, lawsuits are pending in which we will likely indemnify current or former director and officer defendants. The complaints seek unspecified damages. We believe the complaints are without merit and intend to defend these lawsuits vigorously. Brief descriptions follow:

1. Several lawsuits were filed against us in February 2005 in the U.S. District Court for the Southern District of New York asserting claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of our common stock during the period from June 26, 2003, through and including February 4, 2005, referred to as the class period. Dr. Marvin S. Hausman, M.D., a former director and our former Chief Executive Officer, and Dr. Gosse B. Bruinsma, M.D., also a former director and former Chief Executive Officer, were also named as defendants in the lawsuits. These actions were consolidated into a single class action lawsuit in January 2006. On April 10, 2006, the class action plaintiffs filed an amended consolidated complaint. We filed our answer to that complaint on May 26, 2006. Our motion to dismiss the consolidated amended complaint was filed on May 26, 2006 and was submitted to the court for a decision in September 2006. The motion to dismiss is pending. The class action plaintiffs allege generally that our Phase III phenserine development program was subject to alleged errors of design and execution which resulted in the failure of the first Phase III phenserine trial to show efficacy. Plaintiffs allege the defendants’ failure to disclose the alleged defects resulted in the artificial inflation of the price of our shares during the class period.

2. There is also a shareholder derivative suit pending in New York Supreme Court, New York County, against a current director and former directors and officers. The named defendants are Marvin S. Hausman, M.D., Gosse B. Bruinsma, M.D., S. Colin Neill, Louis G. Cornacchia, Steven H. Ferris, Ph.D., Gerard J. Vlak, Ralph Snyderman, M.D. and Michael A. Griffith. Defendants are alleged to have breached their duties to the company and misused inside information regarding clinical trials of phenserine. This action has been stayed pending further developments in the federal class action. l trials of Phenserine. The action has been stayed pending further developments in the federal class action.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

EXHIBITS

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of TorreyPines Therapeutics, Inc. dated October 3, 2006. (1)

4.2	Bylaws of TorreyPines Therapeutics, Inc. (1)

4.3	Amendment to Bylaws of TorreyPines Therapeutics, Inc. (2)

4.4	Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (1)

4.5	Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant. (1)

4.6	Certificate of Conversion filed with the Secretary of State of the State of Delaware. (1)

4.7	Specimen common stock certificate. (3)

4.8	Rights Agreement, dated as of May 13, 2005, between the Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (4)

4.9	Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (5)

4.10	Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (6)

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature pages of this Registration Statement.

99.1	TorreyPines 2006 Equity Incentive Plan. (7)

99.2	Form of Option Agreement under 2006 Equity Incentive Plan. (7)

99.3	2008 Employee Stock Purchase Plan and Form of Offering Document thereunder. (8)

(1)	Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 10, 2006 (File No. 000-25571).

(2)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007 (File No. 000-25571).

(3)	Incorporated by reference to Exhibit 4.1 to the Registrant’s filing on Form S-8 filed on November 2, 2006 (File No. 333-138368).

(4)	Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on May 16, 2005 (File No. 000-25571).

(5)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 000-25571).

(6)	Incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007 (File No. 000-25571).

(7)	Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 4, 2006 (File No. 000-25571).

(8)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2008.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City San Diego, State of California, on June 23, 2008.

TORREYPINES THERAPEUTICS, INC.

By:	/s/ Neil M. Kurtz, M.D.
Neil M. Kurtz, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints NEIL M. KURTZ, M.D. his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Neil M. Kurtz Neil M. Kurtz, M.D.	President, Chief Executive Officer, and Director (Principal Executive Officer)	June 19, 2008

/s/ Craig A. Johnson Craig A. Johnson	Vice President, Finance, Chief Financial Officer and Secretary, (Principal Financial and Accounting Officer)	June 19, 2008

/s/ Peter Davis Peter Davis, Ph.D.	Director	June 19, 2008

/s/ Jean Deleage Jean Deleage, Ph.D.	Director	June 19, 2008

/s/ Steven H. Ferris Steven H. Ferris, Ph.D.	Director	June 19, 2008

/s/ Jason S. Fisherman Jason S. Fisherman, M.D.	Director	June 19, 2008

/s/ Steven B. Ratoff Steven B. Ratoff	Director	June 19, 2008

/s/ Patrick Van Beneden Patrick Van Beneden	Director	June 19, 2008

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1	Certificate of Incorporation of TorreyPines Therapeutics, Inc. dated October 3, 2006. (1)

4.2	Bylaws of TorreyPines Therapeutics, Inc. (1)

4.3	Amendment to Bylaws of TorreyPines Therapeutics, Inc. (2)

4.4	Certificate of Amendment filed with the Secretary of State of the State of Nevada effecting an 8-for-1 reverse stock of the Registrant’s common stock and changing the name of the Registrant from Axonyx Inc. to TorreyPines Therapeutics, Inc. (1)

4.5	Articles of Conversion filed with the Secretary of State of the State of Nevada changing the state of incorporation of the Registrant. (1)

4.6	Certificate of Conversion filed with the Secretary of State of the State of Delaware. (1)

4.7	Specimen common stock certificate. (3)

4.8	Rights Agreement, dated as of May 13, 2005, between the Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (4)

4.9	Amendment to Rights Agreement, dated as of June 7, 2006, between the Registrant and Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (5)

4.10	Amendment to Rights Agreement, dated as of October 3, 2006, between the Registrant and Registrant and American Stock Transfer & Trust Company (replacing The Nevada Agency and Trust Company), as Rights Agent. (6)

5.1	Opinion of Cooley Godward Kronish LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley Godward Kronish LLP is contained in Exhibit 5.1 to this Registration Statement.

24	Power of Attorney is contained on the signature pages of this Registration Statement.

99.1	TorreyPines 2006 Equity Incentive Plan. (7)

99.2	Form of Option Agreement under 2006 Equity Incentive Plan. (7)

99.3	2008 Employee Stock Purchase Plan and Form of Offering Document thereunder. (8)

(1)	Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 10, 2006 (File No. 000-25571).

(2)	Incorporated by reference to Exhibit 3.6 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007 (File No. 000-25571).

(3)	Incorporated by reference to Exhibit 4.1 to the Registrant’s filing on Form S-8 filed on November 2, 2006 (File No. 333-138368).

(4)	Incorporated by reference to Exhibit 99.2 to the current report on Form 8-K filed on May 16, 2005 (File No. 000-25571).

(5)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed on June 12, 2006 (File No. 000-25571).

(6)	Incorporated by reference to Exhibit 4.19 to the Registrant’s Annual Report on Form 10-K, filed on March 29, 2007 (File No. 000-25571).

(7)	Incorporated by reference to the corresponding exhibit in the Form 8-K previously filed by the Registrant on October 4, 2006 (File No. 000-25571).

(8)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2008.